Exhibit (g)(3)

SCHEDULE A

InvestEd Portfolios

InvestEd Balanced Portfolio

InvestEd Conservative Portfolio

InvestEd Growth Portfolios

Amended and Effective October 10, 2011 with name change of Waddell & Reed InvestEd Portfolio to InvestEd Portfolio.